Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 26, 2005 for New Southern Bank for the year ended December 31, 2004, and our report dated January 6, 2004 for New Southern Bank for the year ended December 31, 2003.  We consent to the use of the aforementioned reports in the Form 8-K/A.

/s/THIGPEN JONES, SEATON & CO., P.C.

Dublin, Georgia
March 3, 2005